UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2011

UNIVERSAL HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-10765	23-2077891
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Universal Corporate Center 367 South Gulph Road King of Prussia, Pennsylvania		19406
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (610) 768-3300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 15, 2011, Universal Health Services, Inc. (“UHS”) entered into a First Amendment (the “Amendment”) to the credit agreement, dated as of November 15, 2010 (the “Credit Agreement”), among UHS, JPMorgan Chase Bank, N.A. (together with the various financial institutions as are or may become parties thereto, the “Lenders”), certain banks as co-documentation agents, and as co-syndication agents, and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders and as collateral agent for the secured parties. The Amendment is effective on March 15, 2011. The Amendment provides, among other things, for a reduction in the interest rates payable in connection with borrowings under the Credit Agreement.

Upon the effectiveness of the Amendment, borrowings under the Credit Agreement will bear interest at a rate per annum equal to, at the election of UHS, (1) the greatest of (a) the Lender’s prime rate, (b) the weighted average of the federal funds rate, plus 0.5% and (c) one month LIBOR plus 1%, in each case, plus an applicable margin of initially 1.25%, 1.25% and 2.00% for the revolving credit facility, the Term Loan A facility and the Term Loan B facility, respectively or (2) one, two, three or six month LIBOR (at the election of UHS), plus an applicable margin of initially 2.25%, 2.25% and 3.00% for the revolving credit facility, the Term Loan A facility and the Term Loan B facility, respectively. Commencing upon completion of the fiscal quarter ending June 30, 2011, the applicable margins for the Term Loan A facility and the revolving credit facility are subject to adjustment based upon UHS’ consolidated leverage ratio or corporate credit rating at the end of each quarter ranging from 0.50% to 1.25% for ABR-based loans and 1.50% to 2.25% for LIBOR-based loans under the revolving credit facility and the Term Loan A facility. The minimum Eurodollar rate for the Term Loan B facility was reduced from 1.50% to 1.00%. Commencing upon completion of the fiscal quarter ending September 30, 2011, the applicable margins for the Term Loan B facility are subject to adjustment based upon UHS’ consolidated leverage ratio at the end of each quarter ranging from 1.75% to 2.00% for ABR-based loans and 2.75% to 3.00% for LIBOR-based loans.

Prior to the effectiveness of the Amendment, UHS prepaid $125 million principal amount of the Term Loan B with borrowings under the revolving credit facility. In connection with the repricing, UHS paid a fee of 1.00% of the amounts outstanding under the Term Loan B in accordance with the terms of the Credit Agreement.

The foregoing description of the Amendment is a summary and does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 8.01.	Other Events.

On March 15, 2011, UHS issued a press release announcing the Amendment. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	First Amendment, dated as of March 15, 2011, to the Credit Agreement, dated as of November 15, 2010, by and among Universal Health Services, Inc., JPMorgan Chase Bank, N.A. and the various financial institutions as are or may become parties thereto, as Lenders, certain banks as co-documentation agents, and as co-syndication agents, and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders and as collateral agent for the secured parties.

99.1	Press Release issued by Universal Health Services, Inc. dated March 15, 2011

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL HEALTH SERVICES, INC.

Date: March 15, 2011	By:	/s/ Steve Filton
Steve Filton
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	First Amendment, dated as of March 15, 2011, to the Credit Agreement, dated as of November 15, 2010, by and among Universal Health Services, Inc., JPMorgan Chase Bank, N.A. and the various financial institutions as are or may become parties thereto, as Lenders, certain banks as co-documentation agents, and as co-syndication agents, and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders and as collateral agent for the secured parties.

99.1	Press Release issued by Universal Health Services, Inc. dated March 15, 2011